EXHIBIT 99.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated March 14, 2002, relating to the financial statements and financial highlights which appears in the January 31, 2002 Annual Report to Shareholders of the Hancock Horizon Treasury Securities Money Market Fund, the Hancock Horizon Strategic Income Bond Fund, the Hancock Horizon Value Fund, the Hancock Horizon Growth Fund and the Hancock Horizon Burkenroad Fund (constituting the five portfolios of The Arbor Fund at January 31, 2002, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
May 30, 2002